Exhibit 99.1

Vaxart Announces Trading on OTCQX Best Market

SOUTH SAN FRANCISCO, Calif., July 8, 2025 — Vaxart, Inc. (OTCQX: VXRT) (“Vaxart” or the “Company”), a clinical-stage biotechnology company developing a range of oral recombinant pill vaccines based on its proprietary delivery platform, today announced its common stock has been approved to trade on the OTCQX® Best Market. The Company’s shares will commence trading at the open of the market on July 8, 2025, under its existing ticker symbol “VXRT.” Shareholders will not need to take any action. The OTCQX Market, being the highest tier of OTC Markets Group, enables Vaxart to provide the greatest transparency, visibility, and accessibility to investors available in the OTC Markets.

In addition, after receiving a delisting notice from Nasdaq, Vaxart has requested a hearing before a Nasdaq Hearings Panel pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series. Pursuant to Nasdaq Listing Rule 5815(a)(1)(B)(ii)(d), Vaxart’s common stock remains suspended pending a decision from the Nasdaq Hearings Panel.

“We are considering all options regarding our stock listing, keeping our shareholders best interests in mind. At the same time, our focus will remain on strengthening Vaxart by advancing the development of our proprietary oral pill vaccines, which are engineered to address infectious diseases,” said Steven Lo, Chief Executive Officer of Vaxart.

About Vaxart

Vaxart is a clinical-stage biotechnology company developing a range of oral recombinant vaccines based on its proprietary delivery platform. Vaxart vaccines are designed to be administered using pills that can be stored and shipped without refrigeration and eliminate the risk of needle-stick injury. Vaxart believes that its proprietary pill vaccine delivery platform is suitable to deliver recombinant vaccines, positioning the company to develop oral versions of currently marketed vaccines and to design recombinant vaccines for new indications. Vaxart’s development programs currently include pill vaccines designed to protect against coronavirus, norovirus and influenza, as well as a therapeutic vaccine for human papillomavirus (HPV), Vaxart’s first immune-oncology indication. Vaxart has filed broad domestic and international patent applications covering its proprietary technology and creations for oral vaccination using adenovirus and TLR3 agonists.

Forward-Looking Statements

Statements contained or incorporated by reference in this press release which relate to other than strictly historical facts, such as statements about the Company’s plans and strategies, meetings, and potential collaborations are forward-looking statements. The words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date of this press release. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, consequences of the Delisting Notice, results of the Company’s appeal to the Hearings Panel, the Company’s ability to regain compliance with the Minimum Bid Price Requirement, the Company’s continuing operating losses, uncertainty of market acceptance, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, and other risks detailed in the Company’s most recent Annual Report on Form 10-K and other filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

Contact

Vaxart Media and Investor Relations:
Matt Steinberg
FINN Partners
IR@vaxart.com
(646) 871-8481